Exhibit 99.1

CONTACTS:                                 Investors:

Anna Marie Dunlap

SVP Investor Relations

(714) 424-2678

Media:

Kent Jenkins Jr.

VP Public Affairs Communications

(202) 682-9494

Corinthian Colleges Receives Nasdaq Notice Regarding Late Form 10-Q Filing

SANTA ANA, Calif., November 19, 2014 (GLOBE NEWSWIRE) — Corinthian Colleges, Inc. (the “Company”) (Nasdaq: COCO) has received a letter from The NASDAQ Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5250(c)(1).  The Rule requires timely filing of reports with the U.S. Securities and Exchange Commission (the “SEC”). Nasdaq sent the notice, dated November 13, 2014, as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2014. The Company previously received a notification letter from Nasdaq regarding the Company’s non-compliance with Rule 5250(c)(1) following its failure to timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

The Company has until November 28, 2014 to submit to Nasdaq a plan to regain compliance with the Nasdaq rule. The Company has not yet determined the action it will take in response to the letter from Nasdaq.

As previously disclosed in a Report on Form 8-K filed with the SEC on July 7, 2014, the Company entered into an Operating Agreement (the “Operating Agreement”) with ED, which became effective on July 8, 2014, and which, among other things, required the Company to produce certain documents within certain time periods, teach out and close 12 of its schools, and pursue selling the remainder of its Title IV-eligible schools.  The efforts required to comply with the terms of the Operating Agreement have put significant constraints on the Company’s resources, preventing it from obtaining and compiling the information required to complete and file its Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2014.  The Company could not eliminate the delay without unreasonable effort and expense.  In addition, the uncertain outcome of the school sales that the Company is pursuing creates uncertainties regarding the valuation of the Company’s assets, as well as its financial condition and results of operations as of and for the three months ended September 30, 2014.

About Corinthian

Corinthian offers post-secondary career education through its Everest, Heald and WyoTech campuses, as well as online. Program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology.